EXHIBIT 10.4
* Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
Contract Sales and Services Agreement
Between
Cumberland Pharmaceuticals, Inc.
&
Cardinal Health Contract Sales & Services
For
Cumberland Pharmaceuticals Dedicated Sales Force
May 16, 2006

TABLE OF CONTENTS

Article I	Definitions and References to Cardinal Health	Page 3
Article II	Appointment of Cardinal Health; General Scope of Activities	Page 5
Article III	Compensation	Page 8
Article IV	Representations, Warranties and Covenants	Page 9
Article V	Status of Cardinal Health and the Representatives	Page 10
Article VI	Training	Page 11
Article VII	Samples	Page 11
Article VIII	Trademarks and Intellectual Property Rights	Page 12
Article IX	Communications; Monitoring the Program	Page 12
Article X	Insurance	Page 13
Article XI	Adverse Reaction Reporting and Regulatory Matters	Page 14
Article XII	Return/Recall	Page 15
Article XIV	Term and Termination	Page 16
Article XV	Recordkeeping; Audit Rights	Page 18
Article XVI	Indemnification	Page 18
Article XVII	Notice	Page 21
Article XVIII	Miscellaneous	Page 21
Schedule 1.1(k)	List of Products	Page 25
Schedule 1.1(0)	Definition of Territory	Page 26
Schedule 3.1	Service Fees and Payment Schedule	Page 27

AGREEMENT
     This AGREEMENT (“Agreement”) is dated as of May 16, 2006 by and between Cardinal Health PTS, LLC (“Cardinal Health”) with a place of business at 7000 Cardinal Place, Dublin, Ohio, and Cumberland Pharmaceuticals, Inc. (“Cumberland”), having a principal place of business at 2525 West End, Suite 950, Nashville, Tennessee 37203.
Background Information
     Cumberland is a Tennessee-based company which focuses on the acquisition, marketing, and distribution of a portfolio of niche pharmaceutical products. Cardinal Health provides medical representatives who Detail (as hereinafter defined) pharmaceutical products for third parties. Cumberland desires Cardinal Health to provide representatives to Detail certain products as determined and directed by Cumberland in the geographical territory hereinafter specified, pursuant to the terms and conditions of this Agreement, and Cardinal Health desires to provide the Representatives and perform such services pursuant to the terms and conditions set forth in this Agreement.
     The parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND REFERENCES TO CARDINAL HEALTH
     1.1. Definitions. The following terms when used in this Agreement shall, except where the context otherwise requires, have the following meanings:
          (a) “Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.
          (b) “Affiliate” means any corporate or non-corporate business entity that controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least forty percent (40%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least forty percent (40%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.
          (c) “Agency” means any governmental regulatory authority in the Territory responsible for granting approvals for the sale or maintaining regulatory oversight of the Products, including, without limitation, the FDA.
          (d) “Cardinal Health” means Cardinal Health PTS, LLC and shall be deemed to include the Representatives and Managers.

          (e) “Detail” means an interactive, face-to-face visit by a Representative with a Target Customer or his or her legally empowered designee in the Territory, during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of one or more of the Products (as defined herein) are described by the Representative in a fair and balanced manner consistent with the requirements of the Act, and using, as necessary or desirable, the Product Labeling (as defined herein) and the Product Promotional Materials (as defined herein). “Product Detail” means Detail of a Product between Target Customer and Representative. When used as a verb, “Detail” or “Detailing” shall mean to engage in a Detail as defined in this Section 1.1(f).
          (f) “FDA” means the United States Food and Drug Administration and any successor agency having substantially the same functions.
          (g) “Manager” means an individual hired by and retained as an employee of Cardinal Health to oversee activities of Representatives under this Agreement, including a project manager.
          (h) “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder from time to time.
          (i) “Product Labeling” means all labels and other written, printed, or graphic matter provided by Cumberland including (i) any container or wrapper utilized with a Product, or (ii) any written material accompanying a Product, including, without limitation, Product package inserts.
          (j) “Product Promotional Materials” means all written, printed or graphic material provided by Cumberland, including Product Labeling, intended for use by Representatives during a Detail, including visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items that Cumberland deems necessary or appropriate to conduct the Program. Product Promotional Materials shall include FDA approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of each of the Products.
          (k) “Products” means the pharmaceutical products to be detailed by Representatives and marketed by Cumberland as set forth on attached Schedule 1.1(k) and such other products as may be added by Cumberland from time to time to Schedule 1.1(k) attached hereto.
          (l) “Program” means the program of Detailing to be conducted by the Representatives pursuant to this Agreement beginning as of September 5, 2006 and continuing thorugh the remainder of the Term, as defined in Section 14.1.
          (m) “Representative” and “Representatives” mean an individual or individuals hired by and retained as an employee of Cardinal Health to conduct Detailing of Cumberland Products only in connection with the Program.

          (n) “Target” or “Target Customer” means a physician or other specialist identified by Cumberland.
          (o) “Territory” means the geographical area specified in the attached Schedule 1.1(o).
ARTICLE II
APPOINTMENT OF CARDINAL HEALTH; GENERAL SCOPE OF ACTIVITIES
     2.1. Detailing. Cardinal Health shall provide twenty four (24) Representatives to engage in Product Detail activities in the Territory. Cardinal Health shall assign Representatives for such Target Customers, in such numbers, and in such Territories as shall be designated by Cumberland during the term of this Agreement. Each Representative shall make Product Details to his or her assigned Target Customers based on any reasonable general direction given by Cumberland’s designated management team. The duties of such Representatives shall be exclusively to Detail the Products and perform other related activities reasonably agreed upon by Cardinal Health as deemed necessary for the establishment and maintenance of new and existing customers of the Products in the Territories. Cumberland shall at all times retain the right to promote the Products by whomever, wherever, and to whomever it chooses.
     2.2 Furnishing Managers. Cardinal Health shall provide two Managers to oversee the activities of Representatives and to perform this Agreement in such numbers and for such Territories (when relevant) as mutually agreed upon by Cardinal Health and Cumberland.
     2.3. Scope of Activities. The parties shall perform the following activities as applicable to each in connection with the Program:
          (a) Cardinal Health shall have sole and exclusive authority to discipline or terminate the employment of Representatives. Cumberland may reasonably request that a Representative or Manager be terminated or reassigned if such Representative’s or Manager’s activities or conduct are not adequately achieving the performance goals of the Product, or if the Representative or Manager fails to comply with all applicable laws, regulations, and Cumberland requirements for Detailing the Product. Cardinal Health shall use its best efforts to comply with such request; provided that such action complies with applicable laws and is in accordance with Cardinal Health’s policies and procedures, as determined by Cardinal Health’s human resources manager. In the event Cardinal Health determines that its policies and procedures or applicable laws prohibit the termination or reassignment of any Representative so requested by Cumberland, it shall notify Cumberland of such determination and submit a corrective action plan for Cumberland’s approval.
          (b) Cardinal Health shall cause each Representative to attend and successfully complete the Training Program (as defined in Section 6.1) conducted by Cumberland for each of the Products prior to participating in the Program. Any such Representative who shall not successfully complete all such requirements shall be removed and replaced by another Representative who shall comply with such requirements.

          (c) Cumberland shall provide the Representatives without cost with sufficient quantities of the Product Promotional Materials and Product Labeling for the performance of Detailing. Cumberland shall be solely responsible for the preparation, content, and method of distribution of the Product Promotional Materials and the Product Labeling. In connection with the Detailing of the Products, the Representatives shall use only the Product Labeling and the Product Promotional Materials provided by Cumberland; and under no circumstances shall Cardinal Health or the Representatives develop, create, or use any other promotional material or literature for the Detailing of the Products. Cumberland shall advise Cardinal Health immediately of any inaccuracy or incompleteness of the Product Promotional Materials or the Product Labeling, and upon such notice Cardinal Health and the Representatives shall immediately cease the use of any portion or all of the Product Promotional Materials or Product Labeling so identified by Cumberland.
          (d) Cardinal Health shall instruct the Representatives to limit their verbal statements and claims regarding the Products, including efficacy and safety, to those that are consistent with the Product Labeling and the Product Promotional Materials. The Representatives shall not add, delete, or modify claims of efficacy or safety in the Detailing of the Products, nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Promotional Materials. Representatives shall not make any disparaging, untrue, or misleading statements about Cumberland or its Affiliates, employees, competitors, or competing products. Representatives shall Detail the Products in strict adherence to all applicable laws, regulations, and professional requirements, including, but not limited to, the Act, the Medicare and Medicaid Anti-Kickback Statute, and the American Medical Association Gifts to Physicians from Industry Guidelines.
          (e) The Representatives shall remain under the direct authority and control of Cardinal Health, but shall cooperate with the members of Cumberland and shall receive advice and direction related to Detail activities on the Products from Cumberland and Cardinal Health mutually. Cumberland shall make all decisions with respect to the overall strategy in connection with the Detailing of the Products. Any Cumberland personnel interacting with Cardinal Health Representatives shall not discipline the Representatives or implement terms or conditions of employment or personnel policies and/or practices with respect to the Representatives. Cumberland shall provide Cardinal Health with copies of all reports, memoranda, audits and other data it develops pertaining to (i) the Representatives, Detailing, and the Program within 30 days of the preparation of such documents, and (ii) any negligent or wrongful acts or omissions of Representatives as promptly as practicable.
          (f) In the event Cardinal Health supplies Representatives and Managers with fleet vehicles for their use in performing the Detailing as described in the Schedules of this Agreement, Cumberland shall reimburse Cardinal Health for all of its out-of-pocket costs related to using such vehicles for Detailing, including but not limited to costs related to owning, leasing, maintaining, insuring, and/or operating such vehicles (including fuel costs). Cumberland shall reimburse Cardinal Health for all reasonable out-of-pocket costs and expenses (i.e., airline tickets and other travel expenses, hotel, rent-a-car, business meals, travel meals) of

Representatives and Managers in connection with performing services pursuant to this Agreement. Cumberland and Cardinal Health shall establish a mutually acceptable budget for the costs and expenses referenced in this subparagraph for each Territory.
          (g) Cumberland shall provide Cardinal Health with a list of Target Customers in the Territory and with data on prescriptions and sales in the Territory for Cardinal Health’s use in performing this Agreement. Cumberland shall also provide Cardinal Health with other sales and marketing information concerning the Products that Cumberland obtains or prepares during the term of this Agreement and deems useful to Cardinal Health.
     2.4. Orders for Products. Cumberland shall be solely responsible for establishing the terms and conditions of the sale of the Products, including without limitation, the price at which the Products will be sold, whether sales of the Products will be subject to any discounts, the method of distribution of the Products, and whether any credit will be granted or refused in connection with the sale or return of any Product. Cumberland shall be exclusively responsible for accepting and filling all purchase orders for the Products, billing and returns for the Products, and all other activities in connection with the sale and delivery of the Products, other than Detailing. If Cardinal Health or the Representatives receive an order for the Products, they shall immediately transmit such order to Cumberland for further handling and communications with the submitter of the order, including acceptance or rejection, which shall be in Cumberland’s sole discretion.
     2.5. Representatives’ Activity
     (a) Subject to Cumberland’s obligations and representations and warranties in this Agreement, any negligent or wrongful act or omission on the part of the Representatives (both individually and as a group) that occur during the term of this Agreement and that arise during the course and within the scope of their employment with Cardinal Health pursuant to this Agreement shall be deemed to be negligent or wrongful acts or omissions of Cardinal Health. Notwithstanding the foregoing, any acts or omissions of the Representatives pursuant to the exclusive direction, control or supervision of Cumberland or its employees or agents shall not be deemed to be negligent or wrongful acts or omissions of Cardinal Health.
     (b) Each party shall notify the other in writing as promptly as practicable of any such material alleged negligent or wrongful acts or omissions on the part of the Representatives of which it becomes aware along with a plan to remedy such acts or omissions, and Cumberland shall provide Cardinal Health with a reasonable opportunity to remedy such acts or omissions, and if indicated, to replace the involved Representatives.
     2.6 Vacancies/Turnover. In the event of a Representative vacancy due to resignation, reassignment or termination of a Representative, Cardinal Health shall fill any such vacancy within a six (6) week period. Cumberland shall be responsible for paying the Service Fees (as defined in Section 3.1 below) during such vacancy, unless such vacancy exceeds the six (6) week period, in which event, the associated Service Fees for such vacancy shall be suspended after the six (6) week period and shall resume once the vacancy is filled by Cardinal Health. All recruiting and other related expenses for filling a vacancy shall be borne by Cardinal Health;

provided, however, that Cumberland shall be responsible for all recruiting and other related expenses for filling any vacancy occurring pursuant to Cumberland’s request for reassignment or termination other than a request pursuant to Section 2.5(b) or resulting from the Representative’s failure to comply with any one or more of the provisions of Section 2.3. In addition, if Cumberland desires to interview any candidates, Cumberland shall bear its own cost of attending any final interview conducted by Cardinal Health or the costs of any separate interview arranged for by Cumberland.
     2.7 Management Reports. Cardinal Health or its third party designee shall provide Cumberland with monthly reports in the form agreed between Cumberland and Cardinal Health within fifteen (15) days after the end of each month. At the request of Cumberland, Cardinal Health shall furnish Cumberland at reasonable times such documentation as Cumberland reasonably requests for purposes of verifying the accuracy of any monthly report.
     2.8 Project Manager. Cardinal Health shall appoint a Project Manager to serve as a liaison between Cardinal Health, Representatives and Cumberland regarding the performance by Cardinal Health and Cumberland of their respective obligations under this Agreement.
     2.9 Non-compete. During the term hereof and until the first anniversary of the expiration thereof, the Representatives shall not, directly or indirectly, solicit or influence or attempt to solicit or influence any Target Customer to acquire pharmaceutical products manufactured by a competitor of Cumberland for a laxative product, an oral rehydration solution or other Products added to Schedule 1.1(k) by Cumberland.
ARTICLE III
COMPENSATION
     3.1. Amount and Time of Payment. For services hereunder, Cumberland shall pay to Cardinal Health the fees set forth in Schedule 3.1 attached hereto and incorporated by reference (the “Service Fees”), which shall be payable as set forth in the payment schedule set forth therein.
     3.2 Cumberland’s Hiring of Representatives. Cumberland shall not solicit, directly or indirectly, any Representative or other employee of Cardinal Health to terminate their employment with Cardinal Health and/or hire any such Representative or employee during the Term of this Agreement without the prior written consent of Cardinal Health, which consent shall not be unreasonably withheld or delayed. At the expiration or termination of this Agreement, Cumberland shall have the right to hire as its own employee or as an independent contractor or agent any one or more of the Representatives or Managers (collectively, the “Targeted Employees”). Cumberland shall have the right to negotiate with any Targeted Employee concerning the terms on which Cumberland might hire that Targeted Employee prior to the end of the Term only upon the prior written consent of Cardinal Health, which shall not be unreasonably withheld or delayed. Cardinal agrees not to interfere with or restrict in any manner Cumberland’s solicitation and hiring of the Targeted Employees and Cardinal Health will assist Cumberland in the transition of Targeted Employees from Cardinal Health to Cumberland.

     3.3. Reimbursement of Expenses. All expenses of Cardinal Health for which Cumberland is obligated to reimburse Cardinal Health as expressly provided in this Agreement, including but not limited to travel expenses and vehicle expenses under Section 2.3(e), shall be paid by Cumberland within [***] days after Cardinal Health has submitted a statement itemizing such expenses. Cardinal Health shall submit such expense statements to Cumberland monthly.
     3.4 Past Due Amounts. All amounts owing by Cumberland to Cardinal Health pursuant to this Agreement that are not timely paid by Cumberland will bear interest at the rate of twelve (12%) per annum from the due date. An invoice will be considered late and begin to accrue interest if unpaid 30 days past its due date.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
     4.1. By Cardinal Health. Cardinal Health represents, warrants, and covenants to Cumberland, as of execution of this Agreement and during the term of this Agreement, as follows:
          (a) that Cardinal Health and the Representatives shall perform the Detailing in a professional and timely manner;
          (b) that Cardinal Health and the Representatives shall comply with all laws, rules and regulations that apply to the performance of services under this Agreement, including but not limited to the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws; and
          (c) that Cardinal Health is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement.
     4.2. By Cumberland. Cumberland represents, warrants, and covenants to Cardinal Health, as of execution of this Agreement and during the term of this Agreement, as follows:
          (a) that Cumberland is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement;
          (b) that Cumberland shall comply with all laws, rules and regulations that apply to the Products and their sale, the Program, and this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18

U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws;
          (c) that the Product Labeling and Product Promotional Materials are accurate, complete, and in compliance with the Act and all applicable rules and regulations of the FDA; and
          (d) that to the best knowledge of Cumberland, the manufacture, sale, and distribution of the products do not and will not during the term of this Agreement, infringe any patent or other proprietary rights of third parties, and the Products have all necessary governmental approvals and may be lawfully Detailed and sold by Cumberland and the Representatives.
ARTICLE V
STATUS OF CARDINAL HEALTH AND THE REPRESENTATIVES
     5.1. Cardinal Health Independent Contractor. Cardinal Health is being retained and shall perform hereunder strictly as an independent contractor. Representatives and Managers of Cardinal Health performing services hereunder shall not be, and shall not be considered to be, employees of Cumberland for any purpose, and shall at all times remain employees of Cardinal Health, subject to Section 3.3. Neither party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party’s employees, except as otherwise provided in this Agreement.
     5.2. No Cumberland Benefits. While employees of Cardinal Health, the Managers and Representatives are not eligible to participate in any benefits programs or sales bonuses offered by Cumberland to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by Cumberland to its employees, provided that the Representatives shall be eligible to participate in Cumberland sales contests and bonus plans if so requested by Cumberland and approved by Cardinal Health. Cardinal Health acknowledges and agrees that Cumberland does not, and will not, maintain or procure any worker’s compensation or unemployment compensation insurance for or on behalf of the Managers or Representatives while they are employees of Cardinal Health. Cardinal Health acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees (including Representatives and Managers) may be entitled to receive in connection with the performance of the services hereunder.
     5.3 Sales, Use and Excise Taxes. If any state or local government or other taxing authority determines that sales, use or excise Taxes (“Taxes”) are applicable to Cardinal Health’s services performed hereunder, Cardinal Health shall promptly accrue and Cumberland shall pay such Taxes on behalf of Cardinal Health to the appropriate taxing authorities. In addition, Cumberland shall be responsible for the payment of any applicable Taxes related to Cumberland’s supply to Cardinal Health of Product Promotional Materials and Product Samples.
     5.4. No Joint Venture. Nothing contained in this Agreement shall be construed as creating a joint venture or, except as otherwise provided herein, as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.
ARTICLE VI
TRAINING
     6.1. Training Programs.
          (a) Cumberland shall conduct a training program for new Representatives and Managers prior to participating in the Program, which shall include such medical and technical information about the Products and such sales training as Cumberland, along with Cardinal Health, deems necessary and appropriate (the “Training Program”). The Training Program shall also include instruction on compliance with applicable laws, Company policies and procedures, and computer training. Cardinal Health shall assist Cumberland with the Training Program only to the extent requested by Cumberland.
          (b) In order to qualify for assignment in a Territory, a Representative must demonstrate thorough knowledge of the Products by passing Cumberland approved Product tests at a level of proficiency agreed upon by Cumberland and Cardinal Health.
     6.2. Training Materials. Cumberland shall prepare written training materials for the Training Program and an up-to-date programmed learning unit for the Products, to be sent to each Representative for “at home” study a minimum of five (5) days prior to the commencement of the Training Program.
     6.3. Cumberland Assistance. During the term of this Agreement, Cumberland shall make available to Cardinal Health, free of charge, a reasonable number of, and for a reasonable amount of time, at locations reasonably agreed by Cumberland and Cardinal Health, Cumberland’s sales training and marketing personnel to assist Cardinal Health’s Representatives and Managers with respect to the Training Program and additional orientation and ongoing training for the Representatives.
ARTICLE VII
SAMPLES
     7.1. Provision of Samples. Cumberland shall provide samples of the Products to the Representatives at Cumberland’s option and at its expense. Cumberland shall determine the quantity and types of samples to be provided to the Representatives and the method of distribution of the samples. In the event Cumberland elects to have Cardinal Health manage the storage and distribution of samples, Cardinal Health shall pass on to Cumberland the actual invoice costs for storage, distribution and other related costs and use prudent business sense in costs incurred. All samples shall be stored and handled by Cumberland and Cardinal Health in compliance with the PDMA and applicable law.
     7.2 Sample Accountability. Cardinal Health shall prepare and provide to Cumberland for approval a sample accountability program applicable to the samples provided by

Cumberland. After the parties agree in writing to adopt a sample accountability program Cardinal Health shall comply with such program.
     7.3. Return of Samples. Within 30 days following the termination or expiration of this Agreement or within 30 days from the termination or removal from the Program of a Representative (unless such Representative has been hired or retained by Cumberland), Cardinal Health shall cause the Representatives to return to Cumberland all unused Product samples provided to Cardinal Health or the Representatives by Cumberland. Cumberland shall pay or reimburse Cardinal Health for all out-of-pocket costs and expenses in connection with the storage and shipment of returned samples.
ARTICLE VIII
TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS
     The Products shall be Detailed by Cardinal Health’s Representatives under trademarks owned or licensed by Cumberland or an Affiliate of Cumberland. This Agreement does not constitute a grant to Cardinal Health of any property right or interest in the Products or any trademarks which Cumberland or an Affiliate of Cumberland uses with respect to the Products or to the name or business style of Cumberland. Cardinal Health and the Representatives shall use the Product Promotional Materials only for the purposes of this Agreement, and all copyright and other intellectual property rights in the Product Promotional Materials shall remain with Cumberland.
ARTICLE IX
COMMUNICATIONS; MONITORING THE PROGRAM
     9.1. Communications from Third Parties. Cardinal Health and its Representatives shall advise Cumberland promptly of all comments, statements, requests and inquiries of the medical profession or any other third parties relating to the Products that are not addressed by either Product Labeling or the Product Promotional Materials, of which Cardinal Health becomes aware. All responses to such communications to the medical profession or such other third parties shall be handled solely by Cumberland. Cardinal Health shall provide reasonable assistance to Cumberland to the extent requested by Cumberland, and at Cumberland’s cost and expense, to fully respond to such communications.
     9.2. Government Agencies. All communications with government agencies, including the FDA, concerning the Products shall be the sole responsibility of Cumberland. Cardinal Health shall assist Cumberland with respect to such communications with government agencies to the extent requested by Cumberland, and at Cumberland’s cost and expense. Cardinal Health shall provide Cumberland with any documents or information reasonably requested by Cumberland for purposes of responding to any communications with government agencies within 72 hours of Cumberland’s request.
     9.3. Cumberland Communications. In addition to Detailing, Cardinal Health shall assist Cumberland with respect to customer communications (as reasonably requested by Cumberland and at Cumberland’s cost and expense) within the Territory and shall regularly advise Cumberland of market, economic, regulatory and other developments of which Cardinal Health may become aware which may affect the sale of the Products in the Territory.
     9.4. Review of Results. The parties shall meet periodically, but at least once per calendar quarter, to review and discuss the actual results compared to the marketing plans for Detailing of the Products. Cumberland shall regularly and promptly share with Cardinal Health all reports, audits and other data it develops relative to the Program.
ARTICLE X
INSURANCE
     10.1 Cardinal Health Insurance.
(a)	During the Term of this Agreement, Cardinal Health shall obtain and maintain the following insurance with limits not less than those specified below:
i.	Commercial General Liability Insurance with a limit of One Million Dollars ($1,000,000) per occurrence.

ii.	Worker’s Compensation and Employers Liability Insurance with statutory limits for Workers’ Compensation and Employers’ Liability limits of One Million Dollars ($1,000,000) per accident.

iii.	Automobile Liability Insurance with a combined single limit of $1,000,000.

iv.	Products Liability Insurance with a limit of Five Million Dollars ($5,000,000) per occurrence.
(b) Cardinal Health may self-insure any or a portion of the required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policies shall be maintained during the entire term of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.
(c) Cardinal Health shall waive subrogation rights against Cumberland for workers’ compensation benefits and shall obtain a waiver from any insurance carriers with which Cardinal Health carries workers’ compensation insurance releasing their subrogation rights against Cumberland.
(d) Each insurance policy which is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.
     10.2 Cumberland Insurance.
(a)	During the Term of this Agreement, Cumberland shall obtain and maintain the following insurance with limits not less than those specified below.

i.	Commercial General Liability Insurance with a limit of One Million Dollars ($1,000,000) per occurrence.

ii.	Products Liability Insurance with a limit of Five Million Dollars ($5,000,000) per occurrence.

iii.	Worker’s Compensation and Employers Liability Insurance with statutory limits for Workers’ Compensation and Employers’ Liability limits of One Million Dollars ($1,000,000) per accident.
(b) Cumberland may self-insure any or a portion of the required insurance. In the event that any of the required policies of insurance are written on a claims made basis, then such policy(ies) shall be maintained during the entire period of this Agreement and for a period of not less than five (5) years following the termination or expiration of this Agreement.
(c) Cumberland shall waive subrogation rights against Cardinal Health for workers’ compensation benefits and shall obtain a waiver from any insurance carriers with which Cumberland carries workers’ compensation insurance releasing their subrogation rights against Cardinal Health.
(d) Each insurance policy which is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A- VII.
ARTICLE XI
ADVERSE REACTION REPORTING AND REGULATORY MATTERS
     11.1. Immediate Notification. Cardinal Health and Cumberland agree to notify the other party as soon as reasonably practicable of any information that each may obtain or learn concerning any Product or package complaint or any serious unexpected side effect, injury, toxicity, or sensitivity reaction or any unexpected incidence of severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Products, whether or not determined to be attributable to the Products. “Serious” as used in this Section 11.1 refers to an experience which results in death, permanent or substantial disability, in-patient hospitalization, prolongation of existing in-patient hospitalization, a congenital anomaly or cancer, or a result of an overdose or life threatening condition. “Unexpected” as used in this Section 11.1 refers to (i) conditions or developments not previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling, or (ii) conditions or developments occurring with greater frequency, severity, or specificity than shown by information previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling. Each party shall also notify the other in a timely manner of any other adverse experience, i.e., any unfavorable and unintended change in the structure (signs), function (symptoms) or chemistry (laboratory data) of the body temporally associated with the use of the Products, whether or not considered related thereto.
     11.2. Threatened Agency Action. Cardinal Health and Cumberland shall each immediately notify the other party of any information that each may obtain or learn regarding any threatened or pending action by an Agency which may affect the Products. Cardinal Health shall, at the request of Cumberland and at the cost and expense of Cumberland, cooperate with Cumberland in formulating a procedure for taking appropriate action in response to such information. Unless compelled by law, Cardinal Health shall not respond to an Agency without the prior written consent of Cumberland.
     11.3. Training. Cardinal Health and Cumberland shall develop appropriate instructions in the Training Program for Representatives as to handling of information received or obtained subject to Sections 11.1 and 11.2.
ARTICLE XII
RETURN/RECALL
     12.1. Returned Products.
          (a) Cumberland shall be responsible for handling all returned Products, including shipment and compensation or credit for the returned Products. Any Products inadvertently returned to Cardinal Health shall be shipped to Cumberland or at its direction, in compliance with Cumberland’s returned goods policy, and Cardinal Health shall advise the customer who made the return that the Products have been returned to Cumberland. Cumberland shall reimburse Cardinal Health’s out-of-pocket shipping costs arising from its handling of such returned Products within 30 days of delivery to Cumberland of Cardinal Health’s statement for such costs. Upon request Cardinal Health shall provide Cumberland with documentation relating to such costs.
          (b) At Cumberland’s request, Cardinal Health shall assist Cumberland in obtaining and receiving any Products that have been recalled, and any costs incurred by Cardinal Health, agreed upon in advance by Cumberland, with respect to participating in any such recall shall be reimbursed by Cumberland within 30 days of delivery to Cumberland of Cardinal Health’s statement for such costs.
ARTICLE XIII
CONFIDENTIAL INFORMATION
13.1 Mutual Obligation. Cardinal Health and Cumberland agree that they will not disclose the other party’s Confidential Information (defined below) to any third party without the prior written consent of the other party except as required by law, regulation or court or administrative order; provided, however, that prior to making any such legally required disclosure, the party making such disclosure shall give the other party as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Notwithstanding the foregoing, each party may disclose the other party’s Confidential Information to any of its Affiliates that (A) need to know such

Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article, and (C) agree to be bound by the terms of this Article.
13.2 Definition. As used in this Agreement, the term “Confidential Information” includes all such information furnished by Cardinal Health or Cumberland, or any of their respective representatives or Affiliates, to the other or its representatives or Affiliates, whether furnished before, on or after the date of this Agreement and furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, or any of their respective representatives, containing or based in whole or in part on any such information furnished by the other party or its representatives. Confidential Information also includes the existence of this Agreement and its terms.
13.3 Exclusions. Notwithstanding Section 13.2, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, or (B) is already known by the receiving party at the time of disclosure as evidenced by the receiving party’s written records, or (C) becomes available to the receiving party on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis, or (D) was or is independently developed by or for the receiving party without reference to the Confidential Information, as evidenced by the receiving party’s written records.
13.4 No Implied License. The receiving party will obtain no right of any kind or license under any patent application or patent by reason of this Agreement. All Confidential Information will remain the sole property of the party disclosing such information or data.
13.5 Return of Confidential Information. Upon written request or termination of this Agreement, the receiving party shall promptly return within thirty (30) days all such information, including any copies thereof, and cease its use or, at the request of the disclosing party, shall promptly destroy the same and certify such destruction to the disclosing party; except for a single copy thereof, which may be retained for the sole purpose of determining the scope of the obligations incurred under this Agreement.
13.6 Survival. The obligations of this Article 13 will terminate five (5) years from the expiration of this Agreement.
ARTICLE XIV
TERM AND TERMINATION
     14.1. Term. This Agreement shall take effect as of September 5, 2006 and shall continue in effect until August 30, 2008 (the “Initial Term”), unless terminated earlier as set forth herein. Notwithstanding the foregoing, Cumberland may, at its option upon written notice to Cardinal Health at least ninety (90) days prior to the expiration of the Initial Term, and with the written consent of Cardinal Health, extend the Initial Term for one additional year (the “Renewal Term”). If Cumberland desires to exercise the Renewal Term, parties shall negotiate in good faith provisions of Section 3.1 regarding Service Fees. References in this Agreement to the term of this Agreement include both the Initial Term and the Renewal Term, if applicable.

     14.2. Bankruptcy: Insolvency. Either party may terminate this Agreement upon notice to the other upon the occurrence of: (a) the entry of a decree or order for relief by a court of proper jurisdiction in an involuntary case of the other party under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar laws, and the continuance of any such decree or order in effect for a period of sixty (60) consecutive days; or (b) the filing by the other party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or similar laws.
     14.3 Termination For Breach. Subject to Section 3.2 and other continuing obligations, either party may terminate this Agreement (i) in the event of a material breach of the other party’s obligations under this Agreement, provided that such breach has not been cured within thirty (30) days after written notice thereof from the non-breaching party.
     14.4 Termination Due To Regulatory And Other Problems. If the Product is not being marketed due to regulatory problems, court or administrative proceedings, product liability claims, recalls, raw materials shortages, or similar factors beyond the control of Cumberland, then, subject to Section 3.2, either party may terminate this Agreement upon thirty (30) days written notice to the other.
     14.5 Termination Due To Assignment or Change in Control. In the event of a Change of Control (defined herein), the party that has had a Change In Control (the “Affected Party”) shall give written notice to the other party (the “Non-Affected Party”) within thirty (30) days of the occurrence of such Change In Control. If the Change In Control involves a material and direct competitor of the Non-Affected Party, the Non-Affected Party may terminate this Agreement by written notice to the Affected Party within 60 days after receipt of the Notice of a Change In Control . If the Change In Control does not involve a material and direct competitor of the Non-Affected Party, this Agreement may not be terminated by the Non-Affected Party. For purposes of this Section, “Change In Control” includes a purchase, assignment or transfer of a controlling interest in the Affected Party or substantially all of its business and assets and any merger or consolidation involving the Affected Party or any Affiliate of the Affected Party that requires a vote of the stockholders of the Ultimate Parent of the Affected Party. “Ultimate Parent” for Cardinal Health is Cardinal Health, Inc. and the Ultimate Parent for Cumberland is its stockholders.
     14.6. Termination: Phase Out. In the event that this Agreement is terminated pursuant to Sections 14.2 through 14.5, and at Cumberland’s request, the parties shall discuss in good faith an appropriate phase-out of Cardinal Health’s Detailing activities.
     14.7 Termination: Written Notice. Cumberland may terminate the Agreement, with or without cause, upon 60 days prior written notice.
     14.8. Termination: Continuing Rights. The termination or expiration of this Agreement shall not affect Cumberland’s obligation to reimburse or pay Cardinal Health any amount then due and owing under this Agreement. Further, the termination or expiration of this Agreement shall not affect any rights or obligations of any party under this Agreement which are intended by the parties to survive such termination. The Service Fee paid by Cumberland for the month in which this Agreement is terminated shall be prorated based on the number of days in that month, and Cardinal Health shall refund any overpayment to Cumberland.
     14.9 Termination: Return of Materials. Within sixty (60) days following the termination or expiration of this Agreement, Cardinal Health shall return to Cumberland all Confidential Information, Product Promotional Materials, marketing plans, forms, territory lists, reports and any and all other tangible items provided to Cardinal Health by Cumberland.
ARTICLE XV
RECORDKEEPING; AUDIT RIGHTS
     15.1. Cardinal Health Record Keeping: Inspection by Cumberland. Cardinal Health shall keep accurate records in sufficient detail as to costs and expenses for which Cumberland must reimburse Cardinal Health under this Agreement. Upon Cumberland’s reasonable request made during or within one (1) year after the term of this Agreement, and at Cumberland’s expense, Cardinal Health shall permit Cumberland’s designated employees or agents to have access during ordinary business hours to records of such costs and expenses in order to verify the accuracy of amounts reimbursed by Cumberland to Cardinal Health. Cumberland and its designated employees or agents shall maintain in confidence all such cost and expense records of Cardinal Health.
ARTICLE XVI
INDEMNIFICATION
     16.1 Definitions. As used in this Article 16 and this Agreement, “Damages” shall mean all liabilities, damages, assessments, levies, losses, fines, penalties, costs, and expenses, including, without limitation, reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses, sustained or incurred as a result of any claims, suits, liabilities, or actions by any third party.
     16.2. Indemnification by Cardinal Health. Except to the extent that any of the following Damages arises from the negligence or willful misconduct of Cumberland or breach of this Agreement by Cumberland, Cardinal Health shall indemnify and hold Cumberland, its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages arising directly or indirectly from:
     (a) Cardinal Health’s breach of or failure to comply with any of its obligations under this Agreement;
     (b) any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Cardinal Health in this Agreement;
     (c) any negligent or wrongful act or omission on the part of Cardinal Health or its employees or agents;

     (d) Cardinal Health’s violation of or failure to comply with all applicable laws relating to the promotion, distribution and sale of the Products, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws;
     (e) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Cumberland;
     (f) any federal or state claim or assessment for nonpayment or late payment by Cardinal Health of any tax or contribution based on the status of any Representatives as employees of Cardinal Health:; or
     (g) except as limited by Section 2.3(a) or by Cumberland’s indemnification obligations, any employment actions and/or employment related claims alleging violation of any state or federal employment laws arising out of any action taken or omission made independently by Cardinal Health.
     16.3. Indemnification by Cumberland. Except to the extent that any of the following Damages arise from the negligence or willful misconduct of Cardinal Health or breach of this Agreement by Cardinal Health, Cumberland shall indemnify and hold Cardinal Health and its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages arising directly or indirectly from:
     (a) Cumberland’s breach of or failure to comply with any of its obligations under this Agreement;
     (b) any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Cumberland in this Agreement;
     (c) any negligent or wrongful act or omission on the part of Cumberland or its employees or agents;
     (d) Cumberland’s violation of or failure to comply with all applicable laws relating to the manufacture, sale, distribution, possession and use of the Product, the Program and this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. § 1320a-7b(a)), the Civil.False Claims Act (31 U.S.C. § 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. § 1347), and the Criminal False Claims Act (18 U.S.C. § 287), as amended from time to time, as well as similar applicable state laws;

     (e) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Cardinal Health;
     (f) the accuracy or completeness of the Product Labels, Product Promotional Materials, or the Training Program;
     (g) any claims or liabilities for injury to or death of persons, regardless of when such claim or liability is asserted or incurred, resulting from or arising out of the manufacture, use, sale, distribution, possession of the Products, or a manufacturing design or defect of the Products, or any failure to warn or inadequacy of warning regarding the Products;
     (h) Cumberland’s failure to pay when due or to reimburse Cardinal Health for any Taxes (as defined in Section 5.3);
     (i) any negligent or wrongful acts or omissions on the part of Cumberland with respect to Cardinal Health’s employees or Representatives or those individuals who have made application to be Representatives of Cardinal Health;
     (j) any federal or state claim or assessment for nonpayment or late payment by Cumberland of any tax or contribution based on the status of any former Representatives as employees or agents of Cumberland; or
     (k) the use by Cardinal Health, in the performance of its duties hereunder and as specified or directed by Cumberland, of any trademark, trade name, copyright, patent or other rights which use actually or allegedly infringes on the rights of any third party.
     16.4. Indemnification Procedures. A party (the “Indemnitee”) which intends to claim indemnification under this Article 16 shall promptly notify the other party (the “lndemnitor”) in writing of any action, claim or liability in respect of which the lndemnitee or any of its employees or agents are entitled to indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement or defense does not adversely affect the lndemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth in this Agreement. The Indemnitee, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability subject to indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense: in connection with any indemnified claim.
     16.5. Limitation on Cardinal Health Liability. In no event shall Cardinal Health’s total liability under this Agreement exceed an amount equal to the total fees paid to Cardinal Health under this Agreement.

     16.6 No Consequential Damages. Notwithstanding any provision of this Agreement to the contrary, and except with regard to claims by third parties, neither party shall be liable to the other for any special, indirect, incidental or consequential damages (other than liability for personal injury as provided in this Article 16), including lost profits.
ARTICLE 17
NOTICE
All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally; (B) when delivered by facsimile transmission (receipt verified); (C) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered if sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Cumberland:	A.J. Kazimi, CEO
Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, Tennessee 37203
Facsimile (615) 255-0094

With a copy to:	Adams and Reese / Stokes Bartholomew LLP
424 Church Street, Suite 2800
Nashville, Tennessee 37219
Attn. Martin S. Brown, Jr.
Facsimile (615) 259-1470

To Cardinal Health:	Cardinal Health PTS, LLC
7000 Cardinal Place
Dublin, Ohio 43017
Attn: Thomas Dimke, SVP/GM
Cardinal Health Contract Sales and Services
Facsimile: (614) 757-6117

With a copy to:	Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attn: Associate General Counsel,
Pharmaceutical Technologies and Services
Facsimile: (614) 757-5051
ARTICLE 18
MISCELLANEOUS
     18.1 Entire Agreement; Amendments. This Agreement, the attachments, and any amendments thereto constitute the entire understanding between the parties and supersede any contracts, agreements or understanding (oral or written) of the parties with respect to the subject matter hereof. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise provided in this Agreement.
     18.2 Captions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.
     18.3 Further Assurances. The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.
     18.4 No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.
     18.5 Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.
     18.6 Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.
     18.7 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent, assign this Agreement to an Affiliate or to a successor to substantially all of the business or assets of the assigning company.
     18.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Tennessee, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
     18.9 Alternative Dispute Resolution. If any Dispute arises between the parties, such Dispute shall be presented to the respective presidents or senior executives of Cardinal Health and Cumberland for their consideration and resolution. If such parties cannot reach a resolution of the Dispute, then such Dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of CPR Institute for Dispute Resolution, 366 Madison Avenue, New York, NY 10017. Arbitration shall be conducted in the jurisdiction of the defendant party.
     18.10 Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to its reasonable attorney’s fees and costs in such proceeding.
     18.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.
     18.12 Publicity. Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.
     18.13 Setoff. Without limiting Cardinal Health’s rights under law or in equity, Cardinal Health and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due to Cardinal Health from Cumberland. For purposes of this Article, Cardinal Health, its Affiliates, parent or related entities shall be deemed to be a single creditor.
     18.14 Survival. The rights and obligations of the parties shall continue under Articles 6 (Confidentiality), 7 (Intellectual Property), 9 (Indemnification), 10 (Limitations of Liability), 11 (Insurance), to the extent expressly stated therein, 13 (Notice), 14 (Miscellaneous) and Section 12.3 (Effect of Termination), notwithstanding expiration or termination of this Agreement.
     18.15 Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control including, but not limited to, acts of God, regulation or law or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemic, or failure of suppliers, public utilities or common carriers; provided however, that the party seeking relief hereunder shall immediately notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this section shall use all reasonable endeavors to reinstate its ongoing obligations to the other. If the cause(s) shall continue unabated for one hundred eighty (180) days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from this force majeure.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

CARDINAL HEALTH PTS, LLC		CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ Thomas G. Dimke	By:	/s/ AJ Kazimi

Name:	Thomas G. Dimke	Name:	AJ Kazimi
Title:	SVP/GM HCSS	Title:	C.E.O.
Date:	5-18-06	Date:	5-17-06

Schedule 1.1(k)
List of Products
CeraLyte®
Kristalose®

Schedule 1.1(o)

Definition of Territory
The mutually agreed upon headquarter locations for the twenty four representatives are as follows:

Atlanta, GA
Birmingham, AL
Boston, MA
Charlotte, NC
Chicago, IL
Dallas, TX
Dayton, OH
Detroit, MI
Hartford, CT
Houston, TX
Knoxville, TN
Lafayette, LA
Long Island, NY
Manhattan, NY
Miami, FL
Mobile, AL
Newark, NJ
Philadelphia N, PA
Philadelphia S, PA
Cleveland, OH
San Antonio, TX
Tampa, FL
Washington, DC
Yonkers, NY
Each Territory shall include the Target Customers identified by Cumberland and Cardinal Health.

     Schedule 3.1
Service Fees and Payment Schedule
With respect to the Program defined herein, the following fees shall apply:
A. As compensation for the satisfactory performance by Cardinal Health of its obligations under the Agreement, Cumberland agrees to pay Cardinal Health Service Fees at the annual rate of three million one hundred one thousand seven hundred eighty four dollars ($3,101,784.00). The Service Fees shall be billed in monthly installments on the last day of each month during the term hereof. Each such installment shall be in the amount of two hundred fifty-eight thousand four hundred eighty-two dollars ($258,482.00) or pro rata portion thereof in the event of early termination. The payment schedule for the term is as follows:

Invoice Date	Payment
September 30, 2006	$258,482.00
October 31, 2006	$258,482.00
November 30, 2006	$258,482.00
December 31, 2006	$258,482.00
January 31, 2006	$258,482.00
February 28, 2006	$258,482.00
March 31, 2006	$258,482.00
April 30, 2007	$258,482.00
May 31, 2007	$258,482.00
June 30, 2007	$258,482.00
July 31, 2007	$258,482.00
August 31, 2007	$258,482.00
September 30, 2007	$258,482.00
October 31, 2007	$258,482.00
November 30, 2007	$258,482.00
December 31, 2007	$258,482.00
January 31, 2008	$258,482.00
February 28, 2008	$258,482.00
March 31, 2008	$258,482.00
April 30, 2008	$258,482.00
May 31, 2008	$258,482.00
June 30, 2008	$258,482.00
July 31, 2008	$258,482.00
August 31, 2008	$258,482.00
     B. In addition to the Service Fees, Cardinal Health will invoice Cumberland for the following pass through costs:

(i)	bonuses to Representatives in amounts as agreed in writing by Cardinal Health and Cumberland before payment and based upon well-defined performance criteria (typically [***] of salaries); and

(ii)	actual expenses associated with regular territory business travel for Detailing, training meetings, and plan of action meetings including airfare, hotels, meals, meeting rooms, A/V equipment, materials, parking and tolls, each of which is subject to the Territory Budget as set forth in the Agreement
     C. The expiration or termination of this Agreement shall not release Cumberland from any obligation to pay Cardinal Health any amounts accrued under this Agreement in connection with activities completed, expenses accrued prior to the effective date of such expiration or termination; provided that the Service Fee paid by Cumberland for the month in which this Agreement is terminated shall be prorated based on the number of days in that month, and Cardinal Health shall refund any overpayment to Cumberland.

     D. Performance Incentive. Cardinal Health shall be eligible to receive a Performance Incentive based upon Cardinal Health’s performance resulting in Kristalose sales during the term hereof in excess of a mutually agreed upon threshold which is based on sales to targeted physicians, over which Cardinal Health will be paid a maximum of [***] in Performance Incentives according to the scale below:
     [***]